UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 22, 2012

GLOBAL CASINOS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

1507 Pine Street, Boulder, CO  80302
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (303) 449-2100

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective June 22, 2012, Global Casinos, Inc., a Utah corporation (the “Company”) as Lender, extended a loan to Georgia Healthcare REIT, Inc., a Georgia corporation (“REIT”) as Borrower evidenced by a Promissory Note in the original principal amount of $500,000 plus interest at the rate of 5% per annum, interest payable monthly, with the total outstanding principal balance due on June 30, 2013.

Repayment of the Loan and Promissory Note is secured by a Stock Pledge Agreement (“Pledge Agreement”) from Christopher F. Brogdon (“Brogdon”), as Pledgor, covering 100% of the issued and outstanding shares of membership interest of REIT.

Proceeds of the Loan were used by REIT to consummate the acquisition of Scottsburg Healthcare Center, a 99 bed skilled nursing home located at 1350 North Todd Drive in Scottsburg, Indiana (the “Scottsburg Nursing Home” or the “Facility”).  The Facility is leased to the Waters of Scottsburg II, LLC, a professional skilled nursing home operator, under a Lease Agreement, as amended, which expires on December 31, 2012.

The terms of the purchase of the Facility involved (i) the payment to the seller of $500,000 at closing and (ii) the assumption of Series 2005A and Series 2005B Bonds (the “Bonds”) in the aggregate amount of  $2,980,000.  The Bonds are repayable with interest at the rate of 8% per annum.  To induce the holder of the Bonds, ITG Fund II, LLLP (“ITG”), to agree to the assignment and assumption, REIT and Brogdon, (as “Guarantor”) agreed to purchase the Bonds from ITG at a premium.  Guarantor, along with his spouse, agreed to guarantee the purchase of the Bonds from ITG subject to that Security Agreement providing a first mortgage on the Facility.  REIT is obligated to purchase/redeem the Bonds on or prior to June 1, 2013 by payment to ITG in the amount of $2,980,000 plus accrued interest at the rate of 8% per annum.  REIT plans to refinance the Bonds prior to the redemption date, although there can be no assurance that it will be able to do so.

As previously disclosed, the Company has signed a Stock Purchase Agreement to acquire REIT, subject to numerous conditions, including the consummation of the Split-Off of the Company’s casinos gaming assets and operations and the approval of the Colorado Division of Gaming.  No assurance can be given when the acquisition of REIT will be consummated.  The loan to REIT was made in anticipation of consummating that acquisition.

ITEM 9.01:       EXHIBITS

(c)	Exhibit

Item	Title
99.1	Promissory Note
99.2	Stock Pledge Agreement

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Casinos, Inc (Registrant)

Dated: June 28, 2012	/s/ Clifford L. Neuman_______________ Clifford L. Neuman, President